                                  SCHEDULE 14A
                                 (RULE 14A-101)
                         INFORMATION REQUIRED IN PROXY
                                   STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

CHECK THE APPROPRIATE BOX:

   / / Preliminary Proxy Statement
   /X/ Definitive Proxy Statement
   / / Definitive Additional Materials
   / / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                XTRA CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XTRA CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

   /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                XTRA CORPORATION
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 26, 1995

To the Stockholders:

     The 1995 Annual Meeting of Stockholders of XTRA Corporation will be held at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, on Thursday, January 26, 1995, at 10:00 A.M. for the following purposes:

     1.  To elect a Board of Directors for the ensuing year.

     2.  To approve an amendment to the Company's 1987 Stock Incentive Plan to:
         (i) increase the number of shares reserved for issuance under the Plan by 650,000 to 1,150,000, and (ii) limit to 100,000 the numbers of shares that any individual could receive in any calendar year pursuant to awards granted under the Plan.

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on December 1, 1994, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

     Whether or not you expect to attend the meeting in person, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                            By order of the Board of Directors

                                            JAMES R. LAJOIE, Secretary

December 28, 1994

                                XTRA CORPORATION
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the 1995 Annual Meeting of Stockholders of XTRA Corporation, a Delaware corporation (the "Company"), on Thursday, January 26, 1995, and at any adjournments thereof. You can ensure that your shares are voted by signing and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation delivered in person to the Secretary at the meeting. This proxy statement and the enclosed proxy will be mailed to stockholders commencing on or about December 28, 1994.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide for no fewer than five directors and no more than twelve, as determined by the directors. The Board of Directors has fixed the number of directors for the ensuing year at nine. The Board of Directors recommends that each of the nominees for director, all of whom are now serving as directors of the Company and are described below, be reelected as a director of the Company. Each director to be elected will serve until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. The accompanying proxy will be voted for the election of the following nominees unless authority to vote is withheld by marking the box entitled "WITHHELD" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy. If any nominee is unable to serve, which is not anticipated, or should any vacancy arise for whatever reason, the persons named as proxies intend to act with respect to the filling of that office by voting the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

INFORMATION WITH RESPECT TO DIRECTOR NOMINEES

GILBERT BUTLER                                               Director since 1993

Butler Capital Corporation
767 Fifth Avenue
New York, New York 10153

     Since 1981, Mr. Butler, age 57, has been President of Butler Capital Corporation, a private investment firm providing management advisory services. Mr. Butler is also a general partner of the limited partnerships that are the general partners of Mezzanine Lending Associates II L.P. and Mezzanine Lending Associates III L.P. that together own 14.0% of the Company's outstanding common stock. Mr. Butler is a Director of Ithaca Industries, Inc., Central Tractor Farm & Country, Inc. and a Trustee of Corporate Property Investors, a real estate investment trust.

     Member of Executive Committee.

J. RUSSELL DUNCAN                                            Director since 1990

Milastar Corporation
9 Via Parigi
Palm Beach, FL 33480

     Since 1979, Mr. Duncan, age 77, has been Chairman of the Board and, through 1993, President of Milastar Corporation, an operating company engaged in the businesses of metal processing and holding cash and cash equivalents for investment, and since 1989, Chairman of the Board of Sound Techniques, Inc., audio/video production studios. From 1962 until 1989, Mr. Duncan served as Chairman of the Board and Chief Executive Officer of Steego Corporation, a diversified manufacturing and services corporation.

     Chairman of Compensation Committee and member of Audit Committee.

ROBERT M. GINTEL                                             Director since 1990

Gintel & Co.
6 Greenwich Office Park
Greenwich, CT 06831

     Since 1990, Mr. Gintel, age 66, has been Vice Chairman of the Board of Directors of the Company. He is Senior Partner of Gintel & Co. Limited Partnership, a securities broker/dealer firm and member organization of the New York Stock Exchange, Inc., Chairman of the Board and Chief Executive Officer of Gintel Equity Management, Inc., a registered investment advisor, and Chairman of the Board and Chief Executive Officer for two mutual funds, the Gintel Fund and the Gintel ERISA Fund. Mr. Gintel has held such positions for more than the past five years. Mr. Gintel is also a Director and Chairman of the Board of Oneita Industries, Inc., a textile and apparel company.

     Chairman of Nominating Committee and member of Executive Committee.

ROBERT B. GOERGEN                                            Director since 1990

The Ropart Group
Two Greenwich Plaza
Greenwich, CT 06830

     Since 1990, Mr. Goergen, age 56, has been Chairman of the Board of Directors of the Company. Since 1976, he has been Chairman of the Board and Chief Executive Officer of Blyth Industries, Inc., a manufacturer and importer of candles and home decorating accessories. Since February 1988, Mr. Goergen has been Chairman of the Board of Ropart Associates, Inc. and of Ropart Asset Management Company, the general partner of, and management company for, Ropart Partners, L.P., an investment partnership in the business of investing in securities for its own account. Since 1979, he has also been President of Ropart, Inc., an investment services company. Mr. Goergen is a Director of Bank of America

Illinois, a subsidiary of Bank of America, and Wellstead Industries, Inc. He is also Chairman of the Board of Trustees of the University of Rochester.

     Member of Executive and Compensation Committees.

HERBERT C. KNORTZ                                            Director since 1990

14 Manor Road
Ridgefield, CT 06877

     From 1973 through 1991, Mr. Knortz, age 73, was a Trustee of Corporate Property Investors, a real estate investment trust. Mr. Knortz also served in various executive capacities with ITT Corporation, a diversified international manufacturing and services corporation, from 1961 until his retirement as Executive Vice President and Director in 1986. He is a former Director of Sheraton Corporation and Hartford Insurance Group. From 1985 to 1986, Mr. Knortz was President and Chief Executive Officer of the National Association of Accountants, and from 1986 to 1987, its Chairman.

     Chairman of Audit Committee and member of Nominating Committee.

JOHN J. LEE                                                  Director since 1990

Lee Development Corp.
72 Cummings Point Road
Stamford, CT 06902

     Since 1986, Mr. Lee, age 58, has been Chairman of the Board, President and Chief Executive Officer of Lee Development Corp., a corporation providing investment and merchant banking services and business management to financially troubled companies. From 1990 to 1993, Mr. Lee served as President and Chief Operating Officer, and from 1988 to 1993, as a Director, of Tosco Corporation, a refiner and distributor of petroleum products, and from 1989 to 1993, Chairman of the Board and Chief Executive Officer of Seminole Fertilizer Corp., a wholesale producer/seller of phosphate fertilizer. From 1984 to 1986, Mr. Lee also served as President and Chief Executive Officer of Intercontinental Development Corporation, an industrial holding company. Mr. Lee is a Director of Aviva Petroleum Corporation and Playtex Products, Inc., and also a Trustee of Yale University and a member of the Yale Corporation Investment Committee. In May 1993, Mr. Lee was elected a Director of Hexcel Corporation, a company having financial difficulties. In August 1993, at the request of the Hexcel Board, Mr. Lee became Chairman and Co-Chief Executive Officer to effect a consensual reorganization. In December 1993, having concluded that a consensual reorganization could not be accomplished, the Hexcel Board approved the filing of a Chapter 11 petition under the federal bankruptcy laws. In January 1994, the Hexcel Board appointed Mr. Lee as sole Chief Executive Officer to continue Hexcel's reorganization efforts. A disclosure statement for a plan of reorganization was approved by the bankruptcy court on November 7, 1994.

     Chairman of Executive Committee and member of Compensation Committee.

FRANCIS J. PALAMARA                                          Director since 1990

3110 E. Maryland Avenue
Phoenix, AZ 85016

     Since 1988, Mr. Palamara, age 69, has been a business consultant. From 1981 to 1988, he was Executive Vice President, Finance of ARA Services, Inc., a food services corporation, and until 1992, a member of its Board of Directors. From 1972 to 1978, Mr. Palamara served as Executive Vice President and Chief Operating Officer of the New York Stock Exchange, Inc. and from 1978 to 1981, Executive Vice

President and Director of Pittston Company. Mr. Palamara serves as a Director of the Gintel Fund, the Gintel ERISA Fund, the Glenmede Fund, Casino & Credit Services, Inc. and Central Tractor Farm & Country, Inc.

     Member of Audit and Nominating Committees.

LEWIS RUBIN                                                  Director since 1990

XTRA Corporation
60 State Street
Boston, MA 02109

     Since 1990, Mr. Rubin, age 56, has been Chief Executive Officer and President of the Company. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was also President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment. Mr. Rubin is a Director of Hexcel Corporation and Oneita Industries, Inc.

     Member of Executive Committee.

MARTIN L. SOLOMON                                            Director since 1990

P.O. Box 68
Coconut Grove, FL 33233

     Since 1990, Mr. Solomon, age 58, has been a self-employed investor. From 1988 to 1990, he was a Managing Director and general partner of Value Equity Management I, L.P., the general partner of Value Equity Associates I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager with Steinhardt Partners, an investment partnership. Since 1985, Mr. Solomon has been a Director, Vice Chairman of the Board and Secretary of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance. Mr. Solomon is a general partner of Wexford Capital Partners, L.P., an investment partnership.

     Member of Audit and Compensation Committees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established the following committees to assist it in the discharge of its responsibilities.

     The Audit Committee, none of whose members is an employee of the Company, annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company. In addition, the Committee meets with such independent auditors, the Company's internal auditor, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and results of the annual audit, the amount of audit and nonaudit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. Messrs. Knortz (Chairman), Duncan, Palamara and Solomon currently serve as members. The Audit Committee held 4 meetings in fiscal year 1994.

     The Compensation Committee is charged with the duty of review and subsequent recommendation to the Board on matters concerning the individual compensation of the most highly paid employees of the Company and administers certain employee benefit plans. Messrs. Duncan (Chairman), Goergen, Lee, and Solomon currently serve as members. The Compensation Committee held 3 meetings during fiscal year 1994.

     The Board of Directors has an Executive Committee, which has authority to act for the full Board of Directors on most matters during intervals between meetings of the Board of Directors. Messrs. Lee (Chairman), Butler, Gintel, Goergen and Rubin currently serve as members. The Executive Committee held 1 meeting in fiscal year 1994.

     The Board of Directors also has a Nominating Committee, which did not meet during fiscal 1994. The Nominating Committee has authority to recommend potential Board members and the reelection or nonreelection of directors at the expiration of their respective terms, to present annually a slate of officers for the Board and to make additional nominations as vacancies occur, and to recommend to the Board appointments to standing Committees. The Nominating Committee will consider recommendations for director nominees submitted by stockholders by timely written notice received by the Secretary of the Company in advance of the applicable stockholder meeting. See "Stockholder Proposals and Director Nominations" below. Messrs. Gintel (Chairman), Palamara and Knortz currently serve as members.

     The full Board held 7 meetings during fiscal year 1994.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of the Company's Common
Stock, $.50 par value, beneficially owned by each director nominee, by each of the executive officers named in the Compensation Tables, and by all directors and executive officers as a group on November 17, 1994.

                                                        AMOUNT AND NATURE OF         PERCENT
NAME OF BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP(A)     OF CLASS(A)
- ------------------------                               -----------------------    -------------
Gilbert Butler                                                2,372,607(b)           14.0%
J. Russell Duncan                                                 8,800               *
William H. Franz                                                  1,667               *
Robert M. Gintel                                                 29,800               *
Robert B. Goergen                                                65,852(c)            *
Herbert C. Knortz                                                 6,800               *
James R. Lajoie                                                   6,399               *
John J. Lee                                                      27,850(d)            *
Francis J. Palamara                                               6,800               *
Lewis Rubin                                                      62,722               *
Michael J. Soja                                                  30,951               *
Martin L. Solomon                                                34,800               *
Charles D. Willmott                                               2,667               *
All Directors and Executive Officers as a group,
  including those named above (16 persons) (e)                2,668,215              15.8%

- ---------------

  * Less than 1%.

(a) For purposes of determining beneficial ownership of the Company's Common Stock, $.50 par value, options exercisable within 60 days have been included as follows: Mr. Butler - 0, Mr. Duncan - 4,800, Mr. Franz - 1,667, Mr. Gintel - 4,800, Mr. Goergen - 800, Mr. Knortz - 4,800, Mr. Lajoie - 3,399, Mr. Lee - 4,800, Mr. Palamara - 4,800, Mr. Rubin - 55,000, Mr. Soja - 6,667,
    Mr. Solomon - 4,800, Mr. Willmott - 1,667, all directors and executive officers - 108,500. Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.


(b) As of November 17, 1994. Includes 2,262,200 shares of Common Stock beneficially owned by Mezzanine Lending Associates II, L.P. and Mezzanine Lending Associates III, L.P. (together "Mezzanine Lending"), which are investment partnerships. Mezzanine Lending share voting and dispositive power over such shares with each of their sole general partners, Mezzanine Lending Management II, L.P. ("Management II") and Mezzanine Lending Management III, L.P. ("Management III"), respectively, and Mr. Butler, the managing partner of each of Management II and Management III.

(c) Includes 2,824 shares of Common Stock owned by Mr. Goergen's wife, 1,600 shares held in accounts for the benefit of Mr. Goergen's adult sons and 700 shares held in trust for the benefit of Mr. Goergen's mother. Mr. Goergen disclaims beneficial ownership of such shares.

(d) Includes 10,000 shares owned by an individual retirement trust account of which Mr. Lee is the beneficiary.

(e) Mr. Michael K. Fox, who became, Vice President, Intermodal during 1994, failed to file on a timely basis under the Securities Exchange Act of 1934, an Initial Statement of Beneficial Ownership on Form 3 upon his becoming an executive officer of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for the administration of the Company's executive compensation program. The Committee is made up of four Directors who are not employees of the Company. It is responsible for setting the compensation levels of the Company's Chief Executive Officer and other senior executives, including the executives named in the Summary Compensation Table. The Committee is also responsible for the administration of certain compensation and benefit plans. The Committee met three times during the year ended September 30, 1994.

COMPENSATION PHILOSOPHY

     The Committee believes that the Company's executive compensation program should attract and retain talented executives. The Committee provides its executives with the opportunity to earn significant compensation if the Company and the individual meets or exceeds challenging performance goals. This strategy has helped the Company attract, retain and motivate high quality executives who have developed and implemented a successful business strategy which has increased earnings per share from $1.00 in fiscal 1991 to $3.38 in fiscal 1994, an increase of 238%. In addition, the Company has recorded 18 consecutive quarters of improved pre-tax profits in comparison to the same quarter in the previous year. The Committee believes that increasing stockholder value is one of the key measures of management performance. Over the last three fiscal years, the Company's Common Stock has outperformed the S&P 500 index and the Dow Jones transportation index. During the last four fiscal years, the total return to the Company's stockholders, assuming reinvestment of dividends, has been 560%. This compares to returns of 71% for the S&P 500 Index and 88% for the Dow Jones Transportation Index.

     The Committee periodically reviews a number of independent compensation surveys as guidelines to determine competitive pay practices. The survey data is reviewed directly and is also summarized by independent compensation consultants. Generally, the survey data used is for transportation related companies of similar size to the Company and based in the United States. However, since the Company's competition for executive talent is not limited to the transportation industry, compensation data for other companies of similar size is also considered. The survey data used to assess the Company's executive compensation includes some companies that are part of the Dow Jones Transportation Index as well as other transportation and non-transportation companies.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million the deduction a public company may claim in any year for compensation to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance based. The Company is proposing amendments to its 1987 Stock Incentive Plan in order that stock options granted under the plan will continue to be eligible for this performance-based exception. See, "Proposal 2 Approval of Amendments to The Company's 1987 Stock Incentive Plan -- General." As a result, the Committee believes that it will not be denied any tax deductions during fiscal 1995. While the Committee expects that action will be taken to qualify most compensation approaches to ensure deductibility, tax considerations do not automatically cause the Committee to modify its executive compensation program.

     The Committee believes that the total compensation provided to the Company's executives is both prudent and competitive. Also, the Committee believes that the program has helped to successfully focus XTRA's executive team on increasing Company performance and stockholder value.

BASE SALARIES

     Base salaries are determined at the discretion of the Committee based on a review of competitive market pay practices, performance evaluations and expected future individual contributions. The Committee uses the median of the range of base salaries from these surveys to target the Company's base salary levels. However, it also considers an individual's unique position, responsibilities and performance in setting salary levels. In reviewing individual performances, the Committee considers the views of the Chief Executive Officer, Mr. Lewis Rubin, with respect to other executive officers.

     During fiscal 1994, the Committee increased the base salary levels of senior executives, other than the CEO, on average 6% after the Committee considered, but did not formally weigh, inflation, corporate performance, employee performance and competitive conditions.

ANNUAL INCENTIVES

     Annual incentives are paid primarily through the Company's Annual Incentive Plan and are determined by establishing target incentive awards based on a percentage of base salary. Awards are based on weighted corporate performance, divisional performance and individual performance. Corporate and divisional performance are based on return on average capital employed performance ("RACE") against budgeted operating plans and RACE performance against a fixed standard. RACE is defined as earnings before interest and taxes, divided by average capital employed (total assets minus short-term non-interest bearing debt). RACE is adjusted for the purposes of this Plan such that changes in accounting methodology, changes in depreciation policy, gains or losses from significant dispositions of equipment and unusual or extraordinary items will neither increase or decrease the size of the incentives, subject to Committee determination. Individual performance is determined by the CEO and the Committee.

     Awards for corporate executives, other than the CEO, are determined based on Company performance (weighted 75%) and individual performance (weighted 25%). The annual awards for divisional presidents are determined based on Company performance (weighted 25%), division performance (weighted 50%) and performance against individual objectives (weighted 25%). Annual awards for other divisional staff are determined based on division performance, including regional performance in the case of certain regional vice presidents (weighted 75%) and individual performance (weighted 25%). The Committee sets the annual award for the CEO directly based on Company performance (weighted 100%) and its discretionary evaluation of the CEO's individual performance. It also reviews, modifies where it deems necessary, and approves the annual incentive awards for other executives.

     Annual incentive target awards for the CEO and the other executives named in the Summary Compensation Table range from 20% to 60% of salary. Actual awards may be up to 1.5 times the target awards (no specific maximum in the case of the CEO). Because the Company exceeded its targeted RACE levels for fiscal 1994, the Committee approved awards for the named corporate executives, other than the CEO, that were approximately 135% of the targeted award levels. The annual incentive for the CEO is discussed under the CEO Compensation section.

LONG-TERM INCENTIVES

     From time to time, the Committee has granted stock options to the Company's executives in order to align their interests with the interests of stockholders. Since stock options are granted at market price, the value of the stock options is wholly dependent on an increase in the price of the Company's Common Stock. Stock options are considered good long-term incentives by the Committee because an executive is rewarded only if the value of the Company's Common stock increases, thus increasing stockholder value. In determining grants of options for executives, the Committee has reviewed competitive data of long-term incentive practices at other transportation related companies and companies of similar size to the Company but in other industries. The Committee has also taken into account the level of past stock compensation grants and the value of those grants in determining awards for the Company's executives.

     In fiscal 1994, the Committee granted options to a number of executives including Mr. Rubin. The number of options granted was based on the Committee's review of the individual executive's position and potential within XTRA, and the level of past stock compensation awards granted to the individual executives.

CEO COMPENSATION

     In accordance with the terms of Mr. Rubin's employment agreement with the Company, there was no increase in Mr. Rubin's base salary level during fiscal 1994. Mr. Rubin's base salary will remain the same through August 1996, at which time the Committee will consider any adjustments.

     The Committee awarded an annual incentive award that was 121% of Mr. Rubin's target annual incentive, based on the Company's achievement of its RACE budget and the Committee's discretionary evaluation of Mr. Rubin's individual performance. In evaluating the CEO's individual performance, the Committee considered, but did not formally weigh, the financial progress that the Company has made since Mr. Rubin became CEO as measured by RACE and earnings per share as well as the factors described above under "Compensation Philosophy".

     In fiscal 1994, the Committee awarded Mr. Rubin a stock option grant of 15,000 shares. As discussed above, the option grant was determined by the Committee after considering competitive option grant practices as well as Mr. Rubin's individual performance and previous stock compensation awards.

     Also in fiscal 1994, the Committee approved an Individual Pension Agreement with Mr. Rubin, see "Executive Compensation Tables -- Agreements with Mr. Rubin" below, pursuant to which Mr. Rubin will receive benefits only if he continues to serve as chief executive officer until age 65. The Committee approved the agreement in order to induce Mr. Rubin to continue as chief executive officer of the Company until retirement.

                                                     J. Russell Duncan, Chairman
                                                     Robert B. Goergen
                                                     John J. Lee
                                                     Martin L. Solomon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1994, Mr. Rubin served as a Director of Hexcel Corporation. Mr. Lee, a Director of the Company and a member of the Compensation Committee, also served as a Director, Chairman of the Board and Chief Executive Officer of Hexcel Corporation.

EXECUTIVE COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE

     The following information is given regarding compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the 1994, 1993 and 1992 fiscal years. In accordance with transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange
Commission (the "Commission"), amounts of Other Annual Compensation and All
Other Compensation are reported for fiscal 1993 and 1994 only.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                         ANNUAL COMPENSATION                ------------
                            ----------------------------------------------   SECURITIES
         NAME AND                                           OTHER ANNUAL     UNDERLYING      ALL OTHER
    PRINCIPAL POSITION       YEAR    SALARY       BONUS    COMPENSATION(1)    OPTIONS     COMPENSATION(2)
- --------------------------- ------  ---------   ---------  ---------------  ------------  ---------------
Lewis Rubin                  1994    $400,000    $290,000            --         15,000         $19,972
  President and Chief        1993     350,000     229,125            --         15,000          21,693
  Executive Officer          1992     276,000     260,000            --             --              --
Michael J. Soja              1994     197,500      79,622       $42,479          5,000          18,479
  Vice President and         1993     187,000      64,305        90,192          5,000          17,718
  Chief Financial Officer    1992     176,500      71,441            --             --              --
Charles D. Willmott          1994     187,500      88,189            --          5,000          17,471
  Vice President,            1993     180,000      72,214            --          5,000          16,989
  Marketing and              1992          --          --            --             --              --
  Planning
James R. Lajoie              1994     165,500      44,481        42,479          3,500          15,501
  Vice President, General    1993     158,000      36,222        90,192          3,200          14,970
  Counsel and Secretary      1992     157,000      40,505            --             --              --
William Franz                1994     155,000      84,376            --          5,000          14,524
  President, XTRA            1993          --          --            --             --              --
  Lease                      1992          --          --            --             --              --

- ---------------

(1) Other Annual Compensation represents a cash payment equal to the amount of income tax with respect to restricted stock that vested during the fiscal year plus the income tax liability relating to such additional cash payments.

(2) The amounts shown for each named officer for fiscal 1994 include matching Company payments under the Company's 401(k) plan and the Company's contribution under the defined contribution plan, as follows: Mr. Rubin; $5,100 and $14,872; Mr. Soja: $6,025 and $12,454; Mr. Lajoie: $5,065 and
    $10,436; Mr. Willmott: $5,700 and $11,771; and Mr. Franz: $4,750 and $9,774.
    The amounts shown for each named officer for fiscal 1993 represent the Company's contribution under the defined contribution plan.

     Agreements with Mr. Rubin. The Company has entered into an Employment and Stock Option Agreement with Mr. Rubin dated as of July 12, 1990, as amended, providing for the employment of Mr. Rubin as the President and Chief Executive Officer of the Company for a term commencing on the date of the Agreement and continuing for such period of time as the Board of Directors may determine in its sole discretion. The agreement provides for an annual base salary, effective as of September 1, 1993, of $400,000 through August 31, 1996, certain bonus compensation as determined by the Board and such fringe benefits as are from time to time generally provided by the Company to its senior executives.

Mr. Rubin is entitled to receive his full base salary through August 31, 1996 if his employment with the Company is terminated for any reason.

     Pursuant to the agreement, the Company granted to Mr. Rubin two options to purchase shares of the Company's Common Stock. Under the first option, Mr. Rubin is entitled to purchase up to 50,000 shares at an exercise price of $10.89 per share (the closing price of the share of the Company's Common Stock as reported on the New York Stock Exchange on the date of the agreement). On May 7, 1991, the Company and Mr. Rubin entered into an amendment to the agreement reducing the exercise price of a second option entitling Mr. Rubin to purchase up to 30,000 shares from $16.00 per share to $11.50 per share. One-third of the shares subject to each option vested and became exercisable on each of the first, second and third anniversary of the agreement. So long as Mr. Rubin is employed by the Company, the options expire on the fifth anniversary of the date of the agreement.

     On July 1, 1994, the Company entered into an Individual Pension Agreement with Mr. Rubin pursuant to which the Company will pay Mr. Rubin an annual life benefit of $100,000 if he continues to serve as Chief Executive Officer of the Company until age 65. In the event of a Change of Control, the Company has agreed to pay Mr. Rubin a lump sum payment equal to the present value of such annual benefit in the event his employment with the Company is terminated within the two year period following the date of the Change of Control. A Change of Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 40% of the voting power of the Company's securities, (ii) a change of control required to be reported under certain provisions of the Securities Exchange Act of 1934, (iii) a consolidation, merger or other reorganization (other than (a) in which the voting power immediately before continues to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), a sale of all or substantially all assets or a plan of liquidation, and (iv) continuing directors cease to be a majority of the Board of Directors. In the event Mr. Rubin dies while serving as Chief Executive Officer or after he becomes entitled to benefits under the agreement, his surviving spouse, if any, would be entitled to certain survivor benefits. Mr. Rubin would forfeit all benefits in the event he joins the board of directors or becomes an executive officer of a competitor of the Company within two years after the date of termination of his employment with the Company, other than termination following a Change of Control.

                            OPTION/SAR GRANTS TABLE

     The table below includes for the individuals named in the Summary
Compensation Table certain information concerning individual grants of stock options made during fiscal 1994.

                                     OPTION GRANTS IN LAST FISCAL YEAR
                       --------------------------------------------------------------
                                             INDIVIDUAL GRANTS
                       --------------------------------------------------------------
                                           % OF
                        NUMBER OF         TOTAL
                       SECURITIES        OPTIONS                                          GRANT DATE VALUE
                       UNDERLYING       GRANTED TO       EXERCISE                         ----------------
                         OPTIONS       EMPLOYEES IN       OR BASE        EXPIRATION          GRANT DATE
       NAME            GRANTED(1)      FISCAL YEAR      PRICE($/SH)         DATE          PRESENT VALUE(2)
       ----            -----------     ------------     -----------     -------------     ----------------
Lewis Rubin               15,000           20.3%           $50.50       June 21, 1999          $280,905
Michael J. Soja            5,000            6.8             50.50       June 21, 1999            93,635
James R. Lajoie            3,500            4.7             50.50       June 21, 1999            65,545
Charles D. Willmott        5,000            6.8             50.50       June 21, 1999            93,635
William H. Franz           5,000            6.8             50.50       June 21, 1999            93,635

- ---------------

(1) All options were granted on June 21, 1994 and have a term of 5 years. One-third of the shares subject to the option vest and become exercisable on each of the first, second and third anniversaries of the date of grant. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant, as determined by the closing price of the Common Stock on June 21, 1994 of $50.50 per share.
(2) This is a hypothetical valuation as of the grant date using a modified Black-Scholes valuation formula pursuant to Securities and Exchange Commission regulations and does not reflect the actual value of the option awards at any given time. The Black-Scholes model assumed (a) an option term of five years, (b) a risk-free interest rate of 7.52% (the yield on five-year U.S. Treasury securities), (c) a standard deviation of stock-return of 29.59%, and (d) a dividend yield of 1.1%. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option.

                         AGGREGATE OPTION/SAR EXERCISES AND
                       FISCAL YEAR END OPTION/SAR VALUE TABLE

     The table below includes for the individuals named in the Summary Compensation Table certain information concerning each exercise of stock options during fiscal 1994 and the fiscal year-end value of unexercised options.

                                          AGGREGATE OPTION EXERCISES AND
                                        FISCAL YEAR END OPTION VALUE TABLE

                                                                                            VALUE OF
                                                              NUMBER OF               SECURITIES UNDERLYING
                                                        SECURITIES UNDERLYING              UNEXERCISED
                                                         UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                                        AT FISCAL YEAR END(#)         FISCAL YEAR END($)(1)
                     SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
       NAME          ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          ---------------   -----------   -----------   -------------   -----------   -------------
Lewis Rubin              30,000        1,065,000       55,000         25,000       1,935,475        122,450
Michael J. Soja           5,000          185,925        6,667          8,333         208,183         40,817
James R. Lajoie             --                --        3,399          5,633         100,640         26,123
Charles D. Willmott         --                --        1,667          8,333          20,408         40,817
William H. Franz            --                --        1,667          8,333          20,408         40,817

- ---------------

(1) Based on share price of $48.375, which was the closing price for a share of the Company's Common Stock on November 17, 1994.

                            STOCK PERFORMANCE GRAPH

     The graph below compares cumulative total shareholder returns for the Company for the preceding five fiscal years with the S&P 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.

                                XTRA CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        FISCAL YEAR ENDING SEPTEMBER 30

                                   [GRAPH]

      MEASUREMENT PERIOD           XTRA COR-      DOW JONES -       S&P 500
    (FISCAL YEAR COVERED)          PORATION          TRANS           INDEX
1989                                $100.00         $100.00         $100.00
1990                                  63.81           59.08           90.76
1991                                 103.99           85.30          119.04
1992                                 179.22           92.59          132.20
1993                                 389.24          119.57          149.39
1994                                 421.45          110.93          154.89

                                 PENSION PLANS

     Supplemental Executive Retirement Plan--In 1987, the Board of Directors of the Company adopted a Supplemental Executive Retirement Plan (the "SERP"). The SERP was designed to provide key employees selected by the Compensation Committee of the Board in its sole discretion with retirement benefits which together with their benefits under the XTRA Retirement Plan and their Social Security benefits would provide a maximum annual benefit up to 60% of average compensation of the employee. On January 27, 1993, the Board of Directors voted to terminate the SERP. Under the terms of the SERP, upon such termination, participants ceased to accrue benefits and the Company elected to pay accrued benefits under the plan in a present value lump-sum payment. Mr. Lajoie, the only executive named in the summary compensation table with accrued benefits under the plan, will receive a payout of $19,978.

COMPENSATION OF DIRECTORS

     The Company pays its directors, other than the Chairman and Vice Chairman of the Board, a monthly retainer of $1,375. The Chairman and Vice Chairman of the Board are paid monthly retainers of $5,000 and $1,667, respectively. All directors are paid a fee of $1,000 for each meeting of the Board of Directors attended in person or by telephone. In addition, Committee chairmen and members receive $1,000 for each Committee meeting attended. A monthly retainer of $250 is also paid to Committee chairmen. Mr. Rubin, as an officer, does not receive fees for attendance at Committee meetings. Directors may elect to defer part or all of their director's fees pursuant to the Company's directors' deferred compensation plan.

     Deferred Director Fee Option Plan--The Company's Deferred Director Fee Option Plan (the "1993 Plan") permits non-employee directors to choose between receiving their fees from the Company in the form of cash or non-qualified stock options. The option exercise price is 50% of the fair market value of the shares at the time the options are awarded and the amount of shares is determined by dividing the directors' fees by the exercise price. Mr. Lee and Mr. Solomon have elected to participate in the 1993 Plan. At November 17, 1994, there were outstanding options to purchase 1,484 shares of common stock at an option price of $24.25.

     Stock Option Plan for Directors--The Company has established the 1991 Stock Option Plan for Non-Employee Directors (the "Plan"), pursuant to which each of the then current directors who was not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of Common Stock upon adoption of the Plan. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of stockholders of the Company will receive options covering 500 shares (subject to the maximum number of shares available under the Plan) of Common Stock on such date. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. At November 17, 1994, there were outstanding options to purchase 33,600 shares of common stock under the Plan at an average option exercise price of $18.18. The exercise price of the options for 500 shares awarded to each such director following the 1994 Annual Meeting of Stockholders was $48.50 per share. Options become exercisable on the first anniversary of the date of grant. 50,000 shares have been authorized for delivery upon exercise of options under the Plan. The Plan is administered by the Compensation Committee of the Board of Directors.

CERTAIN TRANSACTIONS

     During fiscal 1994, the Company purchased certain transportation equipment from Great Dane Trailers, Inc. ("Great Dane") for an aggregate purchase price of $10 million. The transaction was consummated on an arms-length basis and on usual and customary commercial terms. Mr. Solomon is a Director of, and owns an equity interest in, the parent corporation of Great Dane. The Company currently has commitments to purchase $20 million of additional equipment from Great Dane during fiscal 1995.

                                   PROPOSAL 2

                           APPROVAL OF AMENDMENTS TO
                    THE COMPANY'S 1987 STOCK INCENTIVE PLAN

     As of November 17, 1994, there were options for 163,826 shares of Common Stock outstanding under the Company's 1987 Stock Incentive Plan (the "Plan") under which a total of 500,000 shares are currently reserved, subject to adjustment for stock splits and similar events. The Board believes that it is important to continue to have options available for grant in order to attract and retain key employees who contribute to and are responsible for the continued long-term growth of the Company. As a result, on November 17, 1994, the Board approved, and is submitting for stockholder approval, a proposal to approve amendments that would (i) increase the number of shares of Common Stock reserved under the Plan by 650,000 and (ii) limit to 100,000 the number of shares that any individual could receive in any calendar year pursuant to awards granted under the Plan.

     The Board approved an amendment limiting to 100,000 the number of shares that may be awarded to an individual in any calendar year during the remaining term of the Plan. Recently enacted Section 162(m) of the Internal Revenue Code places limitations on the deductibility of compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance based. For compensation attributable to stock options and stock appreciation rights to qualify as performance based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted during a specified period. The Board believes that the Company will benefit from this amendment by being able to deduct for income tax purposes any income realized by one of the designated executive officers in excess of $1 million upon the exercise of a non-qualified stock option or stock appreciation right.

GENERAL

     The Compensation Committee (excluding any member who would not be considered an "outside director" for purposes of Section 162(m) and the regulations, including proposed regulations, thereunder) currently administers the Plan, which permits the granting of a variety of stock and stock based awards, including stock options; the award of restricted shares; the granting of stock appreciation rights; and cash payments to offset the Federal, state and local income taxes of participants resulting from awards under the Plan, all as more fully described below.

     The Compensation Committee has full authority, consistent with the Plan, to select who will receive awards, to determine the types of awards to be granted and the times of grant, to determine the number of shares to be covered by any award, to determine the terms and conditions of any award, to adopt, amend and rescind rules and regulations for the administration of the Plan, to interpret the Plan and to decide any questions and settle all controversies and disputes which may arise in connection with the Plan.

     Persons eligible to participate in the Plan are those employees of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. Approximately 35 employees are currently eligible to participate in the Plan. The Plan limits the terms of awards to ten years and prohibits the granting of awards more than ten years after the effective date of the Plan.

     If Proposal 2 is adopted, the maximum number of shares that may be delivered under the Plan will be 1,150,000. Awards and shares of Common Stock which are forfeited or reacquired, and awards that are satisfied without the issuance of shares of Common Stock, are not counted towards this maximum limit.

     Stock Options. The Plan permits the granting of non-transferable incentive stock options under Section 422 of the Internal Revenue code of 1986 ("ISOs") and stock options that do not so qualify ("non-statutory options"). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the shares on the date of grant. At November 17, 1994, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape was $48.375.

     The term of each option may not exceed ten years (five years in the case of an ISO granted to a 10% stockholder) from the date the option was granted or such earlier date as may be specified by the Committee at the time the option is granted. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. In the event of termination of employment by reason of death or total and permanent disability, each option held by the employee will become fully exercisable and will remain exercisable for two years in the case of death and one year in the case of disability (subject to the limitation relating to maximum exercise period).

     In the event of termination of employment other than by reason of death or total and permanent disability, all options held by the employee that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months, subject to the stated term of the option, unless the employee has confessed to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company, in which case the entire option shall terminate immediately.

     Stock Appreciation Rights. The Committee may also grant non-transferable stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of Common Stock, not greater in value than the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights are subject to such terms and conditions as may be determined by the Committee. The provisions described above relating to the exercisability of options upon termination of employment as a result of death, disability or otherwise also apply to stock appreciation rights.

     Restricted Stock. The Committee may also grant restricted stock awards subject to such conditions and restrictions, including vesting, as the Committee may determine at the time of grant. The Committee may at any time waive such restrictions, including through accelerated vesting. Shares of restricted stock are non-transferable and if a participant who holds shares of restricted stock terminates employment for any reason (other than death or total and permanent disability) prior to the lapse or waiver of the restrictions, the Company may require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them. If the employee's employment terminates because of death or total and permanent disability, all restrictions on restricted stock held by him shall lapse. Prior to the lapse of restrictions on shares of restricted stock the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock under the Plan or specifically set forth in the award agreement.

     Cash Awards. In connection with any award the Committee may, in its discretion, provide at any time for a cash award to the recipient equal to the amount of any Federal, state and local income tax for ordinary income for which the recipient would be liable with respect to the award, plus the additional amount on a grossed-up basis necessary to make him whole after tax and discharge all his income tax liabilities arising from such payments.

     Change of Control Provisions. The Plan provides that in the event of a "Change of Control", all stock options and stock appreciation rights will become immediately exercisable, and restrictions and conditions on Restricted Stock will automatically lapse. In addition, options granted under the Plan may be surrendered for cash during the 60-day period following a Change of Control. A "Change of Control" under the Plan generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of the Company's securities; (ii) a change of control required to be reported under certain provisions of the Securities Exchange Act of 1934; (iii) a consolidation, merger or other reorganization (other than such a consolidation, merger or other reorganization that (a) would result in the voting power immediately before to continue to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), a sale of all or substantially all assets or a plan of liquidation; and (iv) continuing directors cease to be a majority of the board.

     Adjustments for Stock Dividends, Mergers, etc. The Committee is required to make appropriate adjustments in connection with awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, in which the Company effectively is not the surviving corporation, options and stock appreciation rights will terminate, but prior to such event, the Committee must either make all options and stock appreciation rights immediately exercisable or arrange for substitute grants from the successor corporation and must eliminate all restrictions on restricted stock.

     Effect, Discontinuance, Amendment and Termination. The Committee may at any time discontinue granting awards under the Plan. The Committee may at any time or times amend the Plan or any outstanding award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at any time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that no such amendment shall, without the approval of the shareholders of the Company, increase the maximum number of shares available under the Plan, change the group of employees eligible to receive awards, reduce the price at which ISOs may be granted, extend the time in which awards may be granted or change the amendment provisions of the Plan. However, no such action shall adversely affect any rights under outstanding awards without the holder's consent.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences associated with stock option awards under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

     Incentive Options. In general, no taxable income is realized by the optionee upon the grant or exercise of an ISO. However, the exercise of an ISO may result in alternative minimum tax liability for the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after the date of exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the excess of the value of the shares at the time of exercise over the option price. Any additional gain recognized in the disposition is treated as capital gain and any loss sustained will be capital loss (and no additional deduction will be allowed to the Company for Federal income tax purposes).

     Non-Statutory Options. No income is realized by an optionee at the time a non-statutory option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount (subject to satisfaction of applicable withholding requirements), and (b) upon a later sale or exchange, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

     Generally, an ISO that is exercised more than three months following termination of employment (other than termination by reason of death) is treated as a non-statutory option. ISOs are also treated as non-statutory options to the extent they first become exercisable in any one calendar year as to shares of Common Stock having a value (determined at the time the options were granted) in excess of $100,000.

     Payments in Respect of a Change of Control. Under the so-called "golden parachute" provisions of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be non-deductible to the Company.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million the deduction a public corporation may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying performance-base compensation. It is intended that stock options granted under the Plan will be eligible for this performance-based exception. However, final regulations clarifying the scope of the performance-based exception have not yet been issued under Section 162(m).

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR THIS PROPOSAL.

     The Board of Directors has approved amendments to (i) increase the number of shares of common stock reserved for issuance under the Plan by 650,000 shares for a total of 1,150,000 and (ii) to limit to 100,000 the number of shares that any individual could receive in any calendar year pursuant to awards granted under the Plan, and recommends that the stockholders vote "FOR" Proposal 2. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

                               OTHER INFORMATION

AUDITORS

     Representatives of Arthur Andersen LLP, the auditors for the Company's 1994 fiscal year, are expected to attend the 1995 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

OUTSTANDING VOTING SECURITIES

     On November 17, 1994, there were outstanding and entitled to vote 16,941,282 shares of the Common Stock, $.50 par value, of the Company, constituting the only class of outstanding voting securities.

QUORUM, VOTING OF PROXIES, REQUIRED VOTES AND METHOD OF TABULATION

     Consistent with state law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     Proxies will be voted as specified by the stockholders. If specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director specified above and FOR the approval of Item 2 of the accompanying Notice of 1995 Annual Meeting of Stockholders.

     Directors will be elected by a plurality of the votes properly cast for the election of directors at the meeting. A majority of the votes present and entitled to vote on the matter is necessary to approve Item 2 of the accompanying Notice of 1995 Annual Meeting Stockholders.

     The election inspectors will count the total number of votes cast "for" approval of Item 2 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE
  PERCENT OF THE VOTING SECURITIES

     The only persons or entities known to the Company to be the beneficial owner of five percent or more of the Company's voting securities are as follows:

                                                                   AMOUNT
                                                                     AND
                                                                  NATURE OF           PERCENT
           NAME AND ADDRESS                                       BENEFICIAL            OF
          OF BENEFICIAL OWNER              TITLE OF CLASS         OWNERSHIP(A)        CLASS
          -------------------              --------------         -----------         ------
FMR Corp.                                 Common Stock            1,834,500(b)        10.8%
82 Devonshire Street
Boston, Massachusetts 02109
Mezzanine Lending                         Common Stock            2,372,607(c)        14.0%
Associates II and III
767 Fifth Avenue
New York, New York 10153
Tiger Management                          Common Stock            3,749,600(d)        22.1%
101 Park Avenue
New York, New York 10172

- ---------------

(a) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.

(b) As of October 31, 1994.

(c) Includes 110,407 (0.7%) owned directly by Mr. Butler. Mezzanine Lending Associates II, L.P. and Mezzanine Lending Associates III, L.P., investment partnerships, reported in an amendment to their Schedule 13D, that as of November 17, 1994, they beneficially owned 2,262,200 shares of Common Stock and share voting and dispositive power over such shares with each of their sole general partners Mezzanine Lending Management II, L.P. ("Management II") and Mezzanine Lending Management III, L.P. ("Management III"), respectively, and Gilbert Butler, the managing partner of each of Management II and Management III.

(d) As of September 9, 1994. Includes 300,900 owned by Panther Management Company, L.P.

                      ------------------------------------

     Information with respect to beneficial ownership of the Company's Common Stock is based in part upon information contained in filings with the Securities and Exchange Commission and in part on information obtained directly from the holders. The percentages shown in the foregoing table have been computed on the basis of shares outstanding on November 17, 1994.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended September 30, 1994 has been mailed to all stockholders.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Stockholder proposals intended to be presented at the 1996 Annual Meeting must be received by the Company on or before September 6, 1995 for inclusion in the proxy material for that meeting. Any such proposals should be mailed to:
Secretary, XTRA Corporation, 60 State Street, Boston, Massachusetts 02109.

     The Company's By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors and other stockholder proposals (whether or not such proposals are to be included in the Company's proxy material). A notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the applicable stockholder meeting; provided, however, that in the event the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 70 days prior to the meeting, the notice must be received by the Secretary of the Company not later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated or the proposal being made and the stockholder submitting the nomination or proposal, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any director nomination or other stockholder proposal not made in compliance with such advance notice requirements.

     The Company has not publicly announced the date of the 1995 Annual Meeting prior to the mailing of the accompanying notice of meeting and this proxy statement. Accordingly, an appropriate notice from a stockholder regarding nominations for director or other proposals to be acted on at the 1995 Annual Meeting must be received by the Secretary of the Company within ten days of such mailing.

SOLICITATION

     Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, facsimile or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $4,000 plus out-of-pocket expenses.

OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters come before the meeting, the persons named as proxies intend to vote in accordance with their judgment.

                                                         ATTACHMENT A


                              XTRA CORPORATION

                         1987 STOCK INCENTIVE PLAN


1.  PURPOSE
    -------

     The purpose of this 1987 Stock Incentive Plan (the "Plan") is to advance the interests of XTRA Corporation (the "Company") by enhancing the ability of the Company (a) to attract and retain employees who are in a position to make significant contributions to the success of the Company; (b) to reward employees for such contributions; and (c) to encourage employees to take into account the long-term interests of the Company through ownership of shares of, and other interests in, the Company's common stock ("Common Stock").

     The Plan is intended to accomplish these goals by enabling the Company to grant awards ("Awards") to eligible employees. Awards may be in the form of Stock Options (as described in Section 6), Stock Appreciation Rights (as described in Section 7) and Restricted Stock Awards (as described in Section 8).

2.  ADMINISTRATION
    --------------

     The Plan will be administered by the Compensation Committee of the Board of Directors of the Company, excluding any member who would not be an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations, including proposed regulations, thereunder (the "Committee"). The Committee will have authority, not inconsistent with the express provisions of the Plan, (a) to grant Awards to such eligible employees as the Committee may select ("Participants"); (b) to determine the type of Awards to be granted and the times of grants; (c) to determine the number of shares of Common Stock to be covered by any Award; (d) to determine the terms and conditions of any Award, which terms and conditions may differ among individual Awards and Participants; (e) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (f) to adopt, amend and rescind rules and regulations for the administration of the Plan; (g) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; and (h) to waive compliance by a Participant with any obligation to be performed by him under an Award, except that the Committee may not, in the case of an incentive stock option (as described in Section 6), take any action without consent of the Participant which would cause such option to lose its status as an "incentive stock option" ("ISO") within the meaning of section 422 of the Internal Revenue Code of 1986 (the "Code"). Such determinations and actions of the Committee shall be conclusive and shall bind all parties.

        A majority of the members of the Committee will constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. All members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

3.  EFFECTIVE DATE AND TERM OF PLAN
    -------------------------------

        The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date (but after adoption of the Plan by the Board of Directors), subject to approval of the Plan by stockholders.

        No Award may be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board of Directors, but Awards previously granted may extend beyond that date.

4.  SHARES SUBJECT TO THE PLAN
    --------------------------

        (a) NUMBER OF SHARES. Subject to adjustment as provided in Section 11, the aggregate number of shares of Common Stock that may be delivered under the Plan is 1,150,000. Shares of Common Stock may be issued up to this maximum pursuant to any type or types of Award, including ISOs. For purposes of this limitation, Awards and shares of Common Stock which are forfeited or reacquired by the Company, and Awards which are satisfied without the issuance of shares of Common Stock, will not be counted. Such limitation will apply only to shares of Common Stock which have become free of any restrictions under the Plan.

        (b) SPECIAL LIMITATIONS APPLICABLE TO CERTAIN AWARDS. The Committee shall have the discretion under the Plan to award Options and SARs that are intended to satisfy certain performance- based compensation arrangements intended to be exempt from the deduction limitations of Section 162(m) of the Code (the "Section 162(m) requirements") ("exempt Options and SARs") as well as Options and SARs that not intended to satisfy those requirements ("non-exempt Options and SARs"); provided, that the Committee shall award non-exempt Options and SARs only if it shall have determined that such award will not jeopardize the continued exemption under Section 162(m)(4)(C) of exempt Options and SARs.

Subject to adjustment as provided in Section 11, to the extent such adjustment is consistent with the continued satisfaction by exempt Options and SARs of the requirements of Section 162(m)(4)(C) of the Code, the maximum number of shares of Common Stock for which exempt Options may be awarded under the Plan to any Participant in any calendar year, is in each case 100,000 shares. For purposes of the preceding sentence, the regrant of a canceled Option or SAR, or the repricing of an Option or SAR, shall be treated as a separate Award to the extent required under Section 162(m)(4)(C) of the Code. The per-individual Award limitations described in this paragraph are intended to enable exempt Options and SARs awarded under the Plan to qualify for the performance-based compensation exemption rules set forth under Section 162(m)(4)(c) of the Code and shall be subject to amendment or revision to the extent (but only to the extent) consistent with such rules.

        (c) SHARES TO BE DELIVERED. Shares delivered under the Plan will be authorized but unissued shares of Common Stock or, if the Committee so decides in its sole discretion, previously issued Common Stock acquired by the Company and held in treasury. No fractional shares of Common Stock will be delivered under the Plan.

5.  ELIGIBILITY
    -----------

        Employees eligible to become Participants shall be those key employees of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. A subsidiary for purposes of the Plan is a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock. Members of the Committee will not be eligible to become Participants.

6.  STOCK OPTIONS
    -------------

        Stock Options granted under the Plan ("Options") may be either ISOs or non-qualified stock options ("NSOs"). Except to the extent expressly designated as an ISO (or to the extent it does not qualify as an ISO even if so designated), each Option will be an NSO.

        No term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted to the Committee under the Plan be exercised, so as to disqualify the Plan or, without the consent of the optionee, any ISO, under section 422 of the Code. The documents evidencing ISOs will contain such provisions as are required of ISOs under the applicable provisions of the Code.

        Options granted under the Plan will be subject to the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems desirable:

        (a) EXERCISE PRICE. The exercise price of each Option will be determined by the Committee but may not be less than 100% (110%, in the case of an ISO granted to a ten-percent stockholder) of the fair market value per share of Common Stock at the time the Option is granted. For this purpose, "ten-percent stockholder" means any employee who at the time of grant owns directly, or is deemed to own by reason of the attribution rules in section 424(d) of the Code, Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its parent or subsidiary corporations.

        (b) DURATION OF OPTIONS. An Option will be exercisable during such period or periods as the Committee may specify. The latest date on which an Option may be exercised will be the date which is ten years (five years, in the case of an ISO granted to a ten-percent stockholder) from the date the Option was granted or such earlier date as may be specified by the Committee at the time the Option is granted.

        (c)  Exercise of Options.
             -------------------

        (1) Options will be exercisable at such future time or times, whether or not in installments, as determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Option.

             If Options intended to be ISOs when granted to an individual Participant first become exercisable in any one calendar year as to shares of Common Stock having a value (determined when the Options were granted) in excess of $100,000, such Options will be treated as NSOs rather than ISOs for federal income tax purposes to the extent required by applicable provisions of the Code.

        (2) Any exercise of an Option must be by written notice to the Company, accompanied by (i) the document evidencing the Option (the "Option Certificate") and any other documents required by the Committee and (ii) payment in accordance with Section 6(d) below for the number of shares of Common Stock for which the Option is exercised.

        (3) Notwithstanding any other provision of the Plan, during the 60-day period from and after the date of a Change of Control, the Participant shall have the right (by giving written notice to the Company in form satisfactory to the Committee) to surrender all or part of an Option to the Company and to receive an amount in cash equal to the excess of the aggregate Value (as defined below) of the shares of Common Stock covered by the Option, or portion thereof surrendered, determined on the date the Option is exercised, over the aggregate Option exercise price of such shares (such excess is referred to herein as the "Aggregate Spread"); provided however, and notwithstanding any other provision of the Plan, if the end of such 60 day period from and after the date of a Change of Control is within six months of the date of grant of an Option held by a Participant who is an officer or director of the Company (within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended), then, unless (i) a merger with the Corporation will occur in connection with the Change of Control, (ii) such merger is not effective until more than six months from the date of grant of such Participant's Option and (iii) upon effectiveness of such merger the Participant's Option will be cancelled in exchange for the Aggregate Spread, the Option shall either remain outstanding notwithstanding the cancellation of Options generally upon the effectiveness of such merger or shall be exchanged for a fully exercisable option of the surviving corporation of such merger (or its parent corporation) on an economically equivalent basis as set forth in Section 1.425-1 of the Treasury Income Tax Regulations. The foregoing right shall not apply to ISOs granted prior to January 31, 1989, other than any such Option that has been modified, extended or renewed within the meaning of Section 424(b) of the Code. As used in this Section 6(c)(3) with respect to an election by a Participant to receive cash in respect of a NSO the term "Value" means the higher of
             (i) the highest fair market value (as defined in Section 12(d) during the 60-day period prior to the date of a Change of Control and (ii) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i), (ii) or (iii) of the definition of Change of Control set forth in Exhibit A, the highest price per share of the Common Stock paid in such transaction or series of transactions (which in the case of paragraph (i) shall be the highest price per share of the common Stock as reflected in a Schedule 13D by the person having made the acquisition), and as used in this paragraph 6(c)(3) with respect to an election by a Participant to receive cash in respect of an ISO, unless the Participant otherwise elects in writing the term "Value" shall mean "fair market value" (as defined in Section 12(d)). Notwithstanding the foregoing, the right to receive cash under this paragraph and the right to a special determination of "Value" with respect to

             NSOs shall not apply in the case of any Change of Control intended to qualify for "pooling of interests" accounting treatment, to the extent the Committee determines that such features would be incompatible with such treatment.

        (d) PAYMENT FOR AND DELIVERY OF COMMON STOCK. Common Stock purchased on exercise of an Option shall be paid for as follows: (1) in cash or by certified check, bank draft or money order payable to the order of the Company or (2) if so permitted by the Option Certificate, (i) through the delivery of shares of Common Stock (held for at least six months, or such other period as the Committee may specify) having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (ii) by a combination of cash and Common Stock as provided in clauses (1) and (2)(i) above or (iii) by delivery of a promissory note of the Participant to the Company, payable on such terms as are specified in the Option Certificate (except that the Option Certificate may provide that the rate of interest on the note will be the lowest rate which is sufficient, at the time the note is given, to avoid imputation of interest under the applicable provisions of the
Code), or by a combination of cash (or cash and Common Stock) and the Participant's promissory note; PROVIDED, that if the Common Stock delivered upon exercise of the Option is an original issue of authorized Common Stock, at least so much of the exercise price as represents the par value of such Common Stock must be paid in cash if the Committee determines that cash payment is required by law.

        (e) NONTRANSFERABILITY OF OPTIONS. No Option may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Option may be exercised only by him.

        (f) DEATH OR DISABILITY. If a Participant's employment with the Company and its subsidiaries terminates by reason of death or total and permanent disability, each Option held by the Participant will become fully exercisable and will remain exercisable after the date of such termination for a period of two years in the case of death and one year in the case of disability (but in no event later than the date the option would have expired in all events under Section 6(b)). In the case of a deceased Participant, such Option may be exercised within such time limits by his executor or administrator, or by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution.

        (g) OTHER TERMINATION OF EMPLOYMENT. If a Participant's employment with the Company and its subsidiaries terminates for any reason other than death or total and permanent disability, all Options held by the Participant that are not then exercisable shall terminate. Options that are exercisable on the date of termination will continue to be exercisable for a period of three months (but in no event later than the date the option would have expired in all events under Section 6(b)) unless the employee has confessed to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company, in which case the Option will terminate immediately and in full. After completion of that three-month period such Options shall terminate to the extent not previously exercised, expired or terminated.

7.  STOCK APPRECIATION RIGHTS
    -------------------------

        (a) NATURE OF STOCK APPRECIATION RIGHT. A Stock Appreciation Right ("SAR") is an Award entitling the recipient to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the Option exercise price, if the SAR was granted in tandem with an Option) multiplied by the number of shares with respect to which the SAR has been exercised, with the Committee having the right to determine the form of payment.

        (b) GRANT OF SARS. SARs may be granted in tandem with, or independently of, Options granted under the Plan. In the case of an SAR granted in tandem with an NSO, such SAR may be granted either at or after the time of the grant of such Option. In the case of an SAR granted in tandem with an ISO, such SAR may be granted only at the time of the grant of the Option. SARs will be evidenced by such written agreement as is deemed appropriate by the Committee.

        An SAR or applicable portion thereof granted in tandem with an Option will terminate and no longer be exercisable upon the termination or exercise of such Option, except that an SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the SAR.

        (c) TERMS AND CONDITIONS OF SARS. SARs will be subject to such terms and conditions as are determined from time to time by the Committee, subject, in the case of SARs granted in tandem with Options, to the following:

        (1) SARs will be exercisable only at such time or times and to the extent that the related Option is exercisable.

        (2) Upon the exercise of an SAR, the applicable portion of any related Option must be surrendered.

        (3) SARs will be transferable only with the related Option. All SARs will be exercisable during the Participant's lifetime only by the Participant or his legal representative.

        (4) An SAR granted in tandem with an Option may be exercised only when the market price of the Common Stock subject to the Option exceeds the exercise price of such Option.

        The provisions of Sections 6(f) and 6(g) relating to the exercisability and termination of Options shall also apply to SARs, whether or not granted in tandem with Options.

        Any exercise of an SAR must be by written notice to the Company, accompanied by the document evidencing the SAR and any other documents required by the Committee.

        (d) SPECIAL RULES RELATING TO EXERCISE. In the case of a Participant subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, no SAR may be exercised except in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule. Notwithstanding Section 7(a) above, in the event of such exercise during the exercise period currently prescribed by Rule 16b-3(e), the Committee may prescribe, by guidelines of general application, such other measure of value as it may determine but not in excess of the highest per share closing sale price of the Common Stock reported on the New York Stock Exchange Composite Transactions Index during such period and, where in tandem with an ISO, not in excess of any amount consistent with the qualification of such option as an ISO under section 422A of the Code; provided, however, that such guidelines shall be put into operation only if the Company has received a favorable letter from the Staff of the Securities and Exchange Commission, or an opinion of counsel, to the effect that such operation will not adversely affect compliance with Rule 16b-3(e).

8.  RESTRICTED STOCK
    ----------------

        (a) NATURE OF RESTRICTED STOCK AWARD. A Restricted Stock Award is an Award entitling the recipient to acquire shares of Common Stock ("Restricted Stock") for a purchase price (which may be zero) not to exceed par value, subject to such conditions, including the restrictions specified in Section 8(d) below, as the Committee may impose at the time of grant.

        (b) AWARD AGREEMENT. A Participant who is granted a Restricted Stock Award will have no rights with respect to such Award unless the Participant accepts the Award within 60 days (or such shorter period as the Committee may specify) following the Award date by making payment to the Company by certified or bank check or other instrument acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company an agreement (an "Award Agreement") in such form as the Committee determines.

        (c) RIGHTS AS A STOCKHOLDER. Upon complying with Section 8(b) above, a Participant will have all the rights of a stockholder with respect to the Restricted Stock awarded to him including voting and dividend rights, subject to the restrictions described in this Section 8 and subject to any other conditions contained in the Award Agreement. Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of any restrictions under the Plan.

        (d) RESTRICTION. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein. If a Participant ceases for any reason to be employed by the Company or its subsidiaries, shares of Restricted Stock held by such Participant shall be resold to the Company at their purchase price, or forfeited to the Company if the purchase price was zero, except as specifically set forth herein. Shares of Restricted Stock resold to the Company shall have the status of authorized but unissued shares of Common Stock.

        (1) The Committee will specify in the Award Agreement the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the Restricted Stock and the obligation of the Participant to resell such Stock to the Company will lapse. The Committee may at any time accelerate such date or dates.

        (2) If the Participant's employment terminates because of death or total and permanent disability, all restrictions on Restricted Stock held by the Participant will lapse.

        (e)  NOTICE OF ELECTION.  Any Participant making an election under section 83(b) of the Code with respect to a Restricted Stock Award must provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

9.  CASH AWARDS
    -----------

        In connection with any Award hereunder the Committee may, in its sole discretion, at the time such Award is made or at a later date, provide for and grant a cash award to the Participant not to exceed an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the Participant will be liable with respect to the Award, plus (b) an additional amount on a grossed-up basis necessary to make him whole after tax, discharging all his income tax liabilities arising from all payments under this
Section 9. Any payments under this Section 9 will be made at the time the Participant incurs federal income tax liability with respect to the Award.

10.  CHANGE OF CONTROL
     -----------------

        Notwithstanding any other provision of this Plan, in the event of a Change of Control of the Company as defined in Exhibit A hereto (a) each Option and SAR held by each Participant will immediately become fully exercisable; and
(b) restrictions and conditions on Restricted Stock held by the Participant will immediately lapse.


11.  CHANGES IN COMPANY; SUBSTITUTE AWARDS
     -------------------------------------

        (a) CHANGES IN STOCK. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock or securities of the Company subject to Awards then outstanding or subsequently granted under the Plan, the maximum number of shares of stock or securities that may be delivered under the Plan, the purchase price, and other relevant provisions will be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

        The Committee may also adjust the number of shares subject to outstanding Awards, the exercise price of outstanding Options and the terms of outstanding Awards, to take into consideration material changes in accounting practices or principles, consolidations or mergers (except those described in Section 11(b) below), acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan.

        (b) MERGER, ETC. Subject to Section 10, in the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or its outstanding shares are converted into securities of another corporation or exchanged for other consideration, all Options and SARs granted hereunder will terminate, but at least 20 days prior to the effective date of any such dissolution or liquidation (or 20 days prior to any earlier related sale of substantially all the assets of the Company) or of any such merger or consolidation, the Committee shall (1) make all Options and SARs outstanding hereunder immediately exercisable, provided that, unless the event will give rise to a Change of Control or it is anticipated that a Change of Control will coincide with or follow the event, the Committee may instead arrange that the successor or surviving corporation, if any, grant replacement Options and/or SARs and (2) eliminate immediately all restrictions and conditions on all Restricted Stock.

        (c) SUBSTITUTE AWARDS. The Company may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary or the acquisition by the Company or a subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate. The shares which may be delivered under such substitute Awards will be in addition to the maximum number of shares provided for in
Section 4(a) only to the extent that the substitute Awards are both (1) granted to persons whose relationship to the Company does not make (and is not expected to make) them subject to Section 16(b) of the Securities Exchange Act of 1934 and (2) are granted in substitution for awards issued under a plan approved, to the extent then required under Rule 16b-3 (or any successor rule under such Act) by the stockholders of the entity which issued such predecessor awards.

12.  GENERAL PROVISIONS
     ------------------

        (a) NO DISTRIBUTION; COMPLIANCE WITH LEGAL REQUIREMENTS, ETC. The Committee may require each person acquiring Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Common Stock without a view to distribution thereof.

        The Company will not be obligated to deliver any shares of Common Stock pursuant to an Award (1) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and
(2) if the outstanding Common Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (3) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer.

        Notwithstanding any provision of the Plan, the Company will be under no obligation to deliver shares of Common Stock to an estate of a deceased Participant, or to the person or persons to whom the Award has been transferred by the Participant's will or the applicable laws of descent and distribution, until the Company is satisfied as to the authority of such person or persons.

        (b) TAX WITHHOLDING, ETC. Each Participant will, no later than the date as of which the value of an Award or of any Common Stock or other amounts received hereunder first becomes includable in gross income for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, all federal, state and local taxes required by law to be withheld with respect to such income. The Company and its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

        The Committee may provide, in respect of any transfer of Common Stock under an Award, that if and to the extent withholding of any federal, state or local tax is required, the Participant may elect in such manner as the Committee prescribes, to have the Company hold back from the transfer Common Stock having a value calculated to satisfy such withholding obligation, or to deliver to the Company previously owned shares of equal value. Notwithstanding the foregoing, in the case of a Participant subject to the restrictions of
Section 16(b) of the Securities Exchange Act of 1934 no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule under such Act.

        (c) CONTINUANCE OF EMPLOYMENT. For purposes of the Plan, employment of a Participant will not be considered terminated (1) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Participant's right to reemployment is guaranteed either by statute or by contract, or (2) in the case of a transfer to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code would apply.

        (d) FAIR MARKET VALUE. For purposes of the Plan, in general, "fair market value" of a share of Common Stock on any date means the closing price on such date as reflected in the New York Stock Exchange Composite Index. If, however, the Committee determines that a different meaning is in any circumstance necessary in order to comply with applicable law, such different meaning will apply in that circumstance.

        (e) EMPLOYMENT RIGHTS. Neither the adoption of the Plan nor the grant of Awards will confer upon any employee any right to continued employment with the Company or any subsidiary or affect in any way the right of the Company or subsidiary to terminate the employment of an employee at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the employment of an employee even if the termination is in violation of an obligation of the Company to the employee by contract or otherwise.

13.  EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION.
     ---------------------------------------------------------------

     Neither adoption of the Plan nor the grant of Awards to a Participant shall affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to employees.

     The Committee may at any time discontinue granting Awards under the Plan. With the consent of the Participant, the Committee may at any time cancel an existing Award in whole or in part and grant the Participant another Award for such number of shares of Common Stock as the Committee specifies, subject to Section 4(b). The Committee may at any time or times amend the Plan or any outstanding Award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law; or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted herein above) no such amendment shall, without the approval of the stockholders of the Company, (a) increase the maximum number of shares available for delivery under the Plan, (b) change the group of employees eligible to receive Awards under the Plan, (c) reduce the price at which ISOs may be granted, (d) extend the time within which Awards may be granted, or (e) amend the provisions of this Section 13, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted.





As adopted by the Board of Directors:  November 5, 1987
As amended and ratified by the Board of Directors: December 10, 1987 As approved by the STOCKHOLDERS: January 28, 1988
As amended and ratified by the Board of Directors: January 31, 1989 As amended by the Compensation Committee of the Board of
Directors:  November 1, 1989
As amended by the Board of Directors:  November 17, 1994
As approved by the Stockholders:
                   ------------

                                                                 EXHIBIT A


        A Change of Control will occur for purposes of this Plan if (i) any individual, corporation, partnership, company or other entity (a "Person") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing more than 30% of the combined voting power of the Company's then-outstanding securities (other than as a result of acquisitions of such securities from the Company),
(ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act") (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger consolidation, or other reorganization (other than (a) a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into vested securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization, or (b) a merger, consolidation, or other reorganization effected to implement a recapitalization of the Company, or similar transaction in which no Person acquires more than 20% of the combined voting power of the Company's then outstanding securities), a sale of all or substantially all assets, or a plan of liquidation or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof, PROVIDED, HOWEVER, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be deemed to have been in office at the date hereof for purpose of this definition.

        Notwithstanding the foregoing provisions of this Exhibit A, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees.

PROXY


                                XTRA CORPORATION


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints as proxies, each with power of substitution, Robert M. Gintel, Robert B. Goergen and Lewis Rubin, or any of them, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of XTRA Corporation (the "Company") held of record by the undersigned on December 1, 1994, at the Annual Meeting of Stockholders to be held January 26, 1995 at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts 02110, and at any adjournments thereof. The proxies appointed shall act by a majority of such of them as shall be present at the meeting, or if only one is present, by that one. The undersigned hereby revokes any proxies heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 BELOW.

1. To elect a Board of Directors for the ensuing year.
NOMINEES: Gilbert Butler, J. Russell Duncan, Robert M. Gintel, Robert B. Goergen, Herbert C. Knortz, John J. Lee, Francis J. Palamara, Lewis Rubin and
Martin L. Solomon        FOR / /            WITHHELD / /

- --------------------------------------------------------------------------------
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE.

     PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE WHERE INDICATED.










2. To approve amendments to the 1987 Stock Incentive Plan to (i) increase the number of shares reserved for issuance under the Stock Incentive Plan by 650,000 to 1,150,000, and (ii) to limit to 100,000 the number of shares that any individual could receive in any calendar year pursuant to awards granted under the plan.
            FOR / /            AGAINST / /            ABSTAIN / /



3. The proxies have, in their discretion, the authority to vote upon such other matters as may properly come before the meeting and any adjournments thereof.




                              Signature: ....................... Date ..........

                              Signature: ....................... Date ..........

                              All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partner, sign in partnership name.
                              Please sign exactly as name appears above.
                              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.